SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Control4 Corporation

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

21240D 10 7

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.

CUSIP No. 21240D 10 7	13G	Page 2 of 12 Pages

1.	Names of Reporting Persons Foundation Capital IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,834,342 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,834,342 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,834,342 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 21.2% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13G is filed by Foundation Capital IV, L.P. (“FC4”), FC IV Active Advisors Fund, L.L.C. (“FC4AA”), Foundation Capital IV Principals Fund, L.L.C. (“FC4P”) Foundation Capital Management Co. IV, L.L.C. (“FC4M”), Foundation Capital VI, L.P. (“FC6”), Foundation Capital VI Principals Fund, L.L.C. (“FC6P”) and Foundation Capital Management Co. VI, L.L.C. (“FC6M” and together with FC4, FC4AA, FC4P, FC4M, FC6 and FC6P, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,756,419 shares held by FC4; (ii) 37,559 shares held by FC4AA and (iii) 40,364 shares held by FC4P. FC4M serves as the sole general partner of FC4 and serves as the manager of FC4AA and FC4P. As such, FC4M possesses voting and dispositive power over the shares held by FC4, FC4AA and FC4P and may be deemed to have indirect beneficial ownership of the shares held by FC4, FC4AA and FC4P. FC4M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

2.

CUSIP No. 21240D 10 7	13G	Page 3 of 12 Pages

1.	Names of Reporting Persons FC IV Active Advisors Fund, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,834,342 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,834,342 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,834,342 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 21.2% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,756,419 shares held by FC4; (ii) 37,559 shares held by FC4AA and (iii) 40,364 shares held by FC4P. FC4M serves as the sole general partner of FC4 and serves as the manager of FC4AA and FC4P. As such, FC4M possesses voting and dispositive power over the shares held by FC4, FC4AA and FC4P and may be deemed to have indirect beneficial ownership of the shares held by FC4, FC4AA and FC4P. FC4M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

3.

CUSIP No. 21240D 10 7	13G	Page 4 of 12 Pages

1.	Names of Reporting Persons Foundation Capital IV Principals Fund, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,834,342 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,834,342 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,834,342 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 21.2% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,756,419 shares held by FC4; (ii) 37,559 shares held by FC4AA and (iii) 40,364 shares held by FC4P. FC4M serves as the sole general partner of FC4 and serves as the manager of FC4AA and FC4P. As such, FC4M possesses voting and dispositive power over the shares held by FC4, FC4AA and FC4P and may be deemed to have indirect beneficial ownership of the shares held by FC4, FC4AA and FC4P. FC4M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

4.

CUSIP No. 21240D 10 7	13G	Page 5 of 12 Pages

1.	Names of Reporting Persons Foundation Capital Management Co. IV, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,834,342 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,834,342 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,834,342 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 21.2% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 4,756,419 shares held by FC4; (ii) 37,559 shares held by FC4AA and (iii) 40,364 shares held by FC4P. FC4M serves as the sole general partner of FC4 and serves as the manager of FC4AA and FC4P. As such, FC4M possesses voting and dispositive power over the shares held by FC4, FC4AA and FC4P and may be deemed to have indirect beneficial ownership of the shares held by FC4, FC4AA and FC4P. FC4M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

5.

CUSIP No. 21240D 10 7	13G	Page 6 of 12 Pages

1.	Names of Reporting Persons Foundation Capital VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 243,016 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 243,016 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 243,016 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 240,332 shares held by FC6 and (v) 2,684 shares held by FC6P. FC6M serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FC6M possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. FC6M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

6.

CUSIP No. 21240D 10 7	13G	Page 7 of 12 Pages

1.	Names of Reporting Persons Foundation Capital VI Principals Fund, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 243,016 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 243,016 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 243,016 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 240,332 shares held by FC6 and (v) 2,684 shares held by FC6P. FC6M serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FC6M possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. FC6M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

7.

CUSIP No. 21240D 10 7	13G	Page 8 of 12 Pages

1.	Names of Reporting Persons Foundation Capital Management Co. VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 243,016 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 243,016 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 243,016 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.1% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 240,332 shares held by FC6 and (v) 2,684 shares held by FC6P. FC6M serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FC6M possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. FC6M owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

8.

Item 1(a).	Name of Issuer: Control4 Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices: 11734 S. Election Road Salt Lake City, UT 84020

Item 2(a).

Name of Person Filing:

Foundation Capital IV, L.P. (“FC4”)

FC IV Active Advisors Fund, L.L.C. (“FC4AA”)

Foundation Capital IV Principals Fund, L.L.C. (“FC4P”)

Foundation Capital Management Co. IV, L.L.C. (“FC4M”)

Foundation Capital VI, L.P. (“FC6”)

Foundation Capital VI Principals Fund, L.L.C. (“FC6P”)

Foundation Capital Management Co. VI, L.L.C. (“FC6M”)

Item 2(b).	Address of Principal Business Office or, if none, Residence: c/o Foundation Capital 250 Middlefield Road Menlo Park, California 94025

Item 2(c).

Citizenship:

FC4 –            Delaware, United States of America

FC4AA –     Delaware, United States of America

FC4P –         Delaware, United States of America

FC4M –       Delaware, United States of America

FC6 –            Delaware, United States of America

FC6P –         Delaware, United States of America

FC6M –       Delaware, United States of America

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 21240D 10 7

Item 3.	Not applicable.

Item 4.	Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing thisstatement on Schedule 13G is provided as of December 31, 2013:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
FC 4	4,756,419	0	4,834,342	0	4,834,342	4,834,342	21.2%
FC4AA	37,559	0	4,834,342	0	4,834,342	4,834,342	21.2%
FC4P	40,364	0	4,834,342	0	4,834,342	4,834,342	21.2%
FC4M (2)	0	0	4,834,342	0	4,834,342	4,834,342	21.2%
FC6	240,332	0	243,016	0	243,016	243,016	1.1%
FC6P	2,684	0	243,016	0	243,016	243,016	1.1%
FC6M (2)	0	0	243,016	0	243,016	243,016	1.1%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Person.

9.

(2)	FC4M serves as the sole general partner of FC4 and serves as the manager of FC4AA and FC4P. As such, FC4M possesses voting and dispositive power over the shares held by FC4, FC4AA and FC4P and may be deemed to have indirect beneficial ownership of the shares held by FC4, FC4AA and FC4P. FC4M owns no securities of the Issuer directly. FC6M serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FC6M possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. FC6M owns no securities of the Issuer directly.
(3)	This percentage is calculated based upon 22,772,528 shares of the Common Stock outstanding (as of October 25, 2013), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☐

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

10.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2014

FOUNDATION CAPITAL MANAGEMENT CO. IV, L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL IV, L.P.
By:	Foundation Capital Management Co. IV, L.L.C., its General Partner

By:	/s/ William B. Elmore
Manager

FC IV ACTIVE ADVISORS FUND, L.L.C.
By:	Foundation Capital Management Co. IV, L.L.C., its Manager

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL IV PRINCIPALS FUND, L.L.C.
By:	Foundation Capital Management Co. IV, L.L.C., its Manager

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL MANAGEMENT CO. VI, L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL VI, L.P.
By:	Foundation Capital Management Co. VI, L.L.C., its General Partner

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL VI PRINCIPALS FUND, L.L.C.
By:	Foundation Capital Management Co. VI, L.L.C., its Manager

By:	/s/ William B. Elmore
Manager

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

11.

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Control4 Corporation.

Dated: February 7, 2014

FOUNDATION CAPITAL MANAGEMENT CO. IV, L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL IV, L.P.
By:	Foundation Capital Management Co. IV, L.L.C., its General Partner

By:	/s/ William B. Elmore
Manager

FC IV ACTIVE ADVISORS FUND, L.L.C.
By:	Foundation Capital Management Co. IV, L.L.C., its Manager

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL IV PRINCIPALS FUND, L.L.C.
By:	Foundation Capital Management Co. IV, L.L.C., its Manager

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL MANAGEMENT CO. VI, L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL VI, L.P.
By:	Foundation Capital Management Co. VI, L.L.C., its General Partner

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL VI PRINCIPALS FUND, L.L.C.
By:	Foundation Capital Management Co. VI, L.L.C., its Manager

By:	/s/ William B. Elmore
Manager

12.